Exhibit 99.3

GENZYME CORPORATION

Solicitation of Consents to:

(1) the Proposed Amendment to the Indenture in Respect of any and all of Genzyme’s Outstanding

3.625% Senior Notes due 2015 and 5.000% Senior Notes due 2020 (together, the “Notes”)

(CUSIP Nos. 372917AP9, 372917AQ7, 372917AR5 and 372917AS3)

in consideration of payment by Genzyme of a Consent Fee of $2.50 per $1,000 principal amount of Notes

and

(2) the release of the guarantee of the Notes by Genzyme Europe B.V.

in consideration of an irrevocable guarantee of the Notes by Sanofi

The Solicitation (as defined below) will expire at 5:00 p.m., New York City time on June 17, 2011 (or such date and time, as Genzyme may extend it from time to time, the “Expiration Date”). Genzyme may, in its sole discretion, terminate or amend the Solicitation at any time.

Holders must deliver their Consents in the matter described below on or prior to the Expiration Date to be given effect. Consents delivered may be revoked at any time prior to the Effective Time.

Upon the terms and subject to the conditions set forth in the consent solicitation statement and prospectus, dated May 24, 2011 (as it may be amended or supplemented from time to time, the “Statement”), and the accompanying consent form (the “Consent Form”), Genzyme is soliciting (the “Solicitation”) consents (the “Consents”) from the Holders of the Notes to (1) certain amendments (the “Proposed Amendment”) to the Indenture in consideration of the payment by Genzyme of a consent fee of $2.50 per $1,000 principal amount of Notes (the “Consent Fee”) with respect to which Consents are properly delivered and not validly revoked and (2) the release of the guarantee of the Notes by Genzyme Europe B.V. (the “B.V. Guarantee”) in consideration of an irrevocable guarantee of the Notes by Sanofi (the “Sanofi Guarantee”). Genzyme’s obligation to pay the Consent Fee and Sanofi’s obligation to issue the Sanofi Guarantee are contingent upon, among other things, receipt of the Requisite Consents. The Consent Fee will be paid promptly following the satisfaction or waiver, where possible, of the conditions described in the Statement.

May 24, 2011

To Our Clients:

Genzyme Corporation, a Massachusetts corporation and a wholly owned subsidiary of Sanofi, a French société anonyme, is soliciting Consents from the Holders of the Notes to (1) the Proposed Amendment to the Indenture governing the Notes in consideration of the payment by Genzyme of the Consent Fee with respect to which Consents are properly delivered and not validly revoked and (2) the release of the B.V. Guarantee in consideration of the issuance by Sanofi of the Sanofi Guarantee. Copies of the Statement and the Consent Form with respect to the Solicitation are enclosed herewith. All capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Statement.

Each Holder of the Notes has the option to consent to the Proposed Amendment and the release of the B.V. Guarantee. In the Solicitation, Genzyme is seeking Consents to all of the Proposed Amendment and the release of the B.V. Guarantee as a single proposal. Accordingly, a Consent purporting to consent to only a portion of the Proposed Amendment, or to the Proposed Amendment and not the release of the B.V. Guarantee, or vice versa, will not be valid and the delivery of a Consent by a Holder is the delivery of a Consent to all of the Proposed Amendment and the release of the B.V. Guarantee. The Proposed Amendment will be set forth in a supplemental indenture to the Indenture for the Notes that will be executed by Genzyme and the Trustee promptly following receipt of the Requisite Consents.

A CONSENT MUST BE DELIVERED BY US AS THE HOLDER OF RECORD. THE CONSENT FORM IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO DELIVER A CONSENT. IF YOU WISH TO DELIVER A CONSENT, PLEASE CONTACT US PROMPTLY AND INSTRUCT US TO DELIVER A CONSENT FORM ON YOUR BEHALF.

We call your attention to the following:

1.	The Solicitation will expire at 5:00 pm, New York City time, on June 17, 2011, unless Genzyme, in its sole discretion, extends the Solicitation.

2.	Assuming satisfaction of all conditions to the Solicitation, promptly following the Effective Time, (i) Sanofi intends to issue the Sanofi Guarantee and (ii) Genzyme intends to pay the Consent Fee to each Holder that validly delivered a properly completed and executed Consent Form prior to the Expiration Date, provided such Consent is not validly revoked prior to the Effective Time. Genzyme intends to make payment of the Consent Fee by deposit of the Consent Fee with the Paying Agent, which will receive payments from Genzyme and transmit such payments to each Holder that validly delivered a properly completed and executed Consent Form prior to the Expiration Date, provided such Consent is not validly revoked prior to the Effective Time. The Paying Agent is expected to make payment to each direct participant (“DTC Participant”) in The Depository Trust Company (“DTC”) who has delivered a Consent Form on or prior to the Expiration Date, and such DTC Participant should distribute the Consent Fee to the beneficial owners of the Notes on whose behalf such DTC Participant delivered a Consent in accordance with this Solicitation in accordance with its procedures.

3.	You should carefully evaluate all information in the Statement and Consent Form, consult your own investment and tax advisors, and make your own decisions about whether to consent.

IF YOU WISH TO DELIVER A CONSENT, PLEASE CONTACT US AS SOON AS POSSIBLE TO ALLOW US AMPLE TIME TO COMPLETE THE CONSENT FORM ON YOUR BEHALF PRIOR TO THE EXPIRATION DATE OF THE SOLICITATION.

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